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                     July 13, 2023

       Joshua Fink
       Co-Chief Executive Officer
       Compute Health Acquisition Corp.
       1100 North Market St., 4th Floor
       Wilmington, DE 19890

                                                        Re: Compute Health
Acquisition Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed June 26, 2023
                                                            File No. 001-40001

       Dear Joshua Fink:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Gregg A. Noel,Esq.